FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE: C)
July 21, 2008

MICHAEL KLEIN TO LEAVE CITI

NEW YORK - Citi today announced that Michael Klein, Chairman of Citi’s Institutional Clients Group (ICG), has decided to leave the company to pursue other opportunities.

“During his 23-year career at Citi, Michael has made invaluable contributions to the company. He has been instrumental in the growth and success of Citi, and he has personally delivered the extraordinary power of Citi - the combination of unbiased, quality advice, financial commitment, and global execution - to public and private sector clients around the world,” said Vikram Pandit, Chief Executive Officer of Citi. “An adviser to governmental and corporate leaders the world over, Michael is a uniquely talented individual and partner, and, on behalf of the company, I thank him for his invaluable contributions to Citi, and wish him well.”

Mr. Klein, age 44, has been Chairman of ICG and Vice Chairman of Citi since March 2008. Prior to this role, Mr. Klein was Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. He was previously Chief Executive Officer of Global Banking, a position he held from the group's inception in February 2004. Mr. Klein has also been active in advising the company on its acquisitions, divestitures, and capital-raising.

Prior to this, Mr. Klein was CEO of CMB for Europe, Middle East and Africa. He has also held the positions of CEO of CMB, Europe, and Co-Head of Global Investment Banking for Salomon Smith Barney. In early 1999, he was given responsibility for the expansion of the firm's European investment banking business. A major step in that development was the merger, in May 2000, of Salomon Smith Barney's European operation with Schroders, a leading UK and European Merchant Bank. Mr. Klein joined the Mergers & Acquisitions group of Salomon Brothers after graduating cum laude from the Wharton School of Business. Since 1987, and prior to becoming Co-Head of the Global Investment Bank, he has been responsible for the firm's Global Financial Entrepreneurs and Private Equity Groups.

In addition to his wide-ranging client and business activities, Mr. Klein has undertaken important work in the community, initiating Citi’s support of the World Food Programme in the aftermath of the 2005 Asian tsunami. He also has become an important voice on climate change, and was instrumental in Citi’s 2006 announcement of a multi-billion-dollar commitment over 10 years to address global climate change through investments, financings and related activities.

“I have had the privilege of serving for 23 years at a company on the cutting edge of financial services innovation,” Mr. Klein said. “It has been particularly important for me to assist the company during this challenging year in the markets and in the management succession at the firm. I am very proud to have worked with terrific colleagues in almost every country in the world who have been tireless in their efforts to achieve the aspirations of their clients. I am confident that they and Citi will continue to make a profound and positive difference to the clients, industries, and communities they serve.”

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Nikko, and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

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